Genta Initiates Confirmatory Phase 2b Trial of Tesetaxel in Gastric Cancer

BERKELEY HEIGHTS, NJ – March 31, 2010 – Genta Incorporated (OTCBB: GETA.OB) today announced that the Company has initiated a confirmatory Phase 2b trial of tesetaxel in patients with advanced gastric cancer.  Tesetaxel is the Company’s newest clinical-stage small molecule.  As a late Phase 2 oncology product, tesetaxel is the leading oral taxane currently in clinical development.  The trial is currently open to enrollment at Northwestern University, Chicago, IL, which will be joined by M.D. Anderson Cancer Center in Houston, TX and several additional sites.

The new trial is designed to confirm the efficacy results observed in a preliminary Phase 2a study of tesetaxel as 2nd-line treatment of patients with advanced gastric cancer (see results below) and will enroll patients who have progressed on a single 1st-line chemotherapy regimen.  Unlike conventional taxanes (paclitaxel [Taxol®] or docetaxel [Taxotere®]) that must be infused intravenously, tesetaxel is a capsule that is taken by mouth.  Endpoints of the new Phase 2b study include response rate, durable response, disease control, progression-free survival, and safety.  The dose for the new trial was determined from Genta’s recently completed dose-ranging and pharmacokinetic study, whose results have been accepted for presentation at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO) in June 2010.

“While several taxanes are approved as agents for 1st-line treatment of gastric cancer, most actual use in practice is as 2nd- or 3rd- line therapy due to their toxicity”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.  “Patients who progress on 1st-line treatment have a poor prognosis, and the side-effects of standard taxanes in this setting are an important issue in clinical care.  By eliminating serious hypersensitivity infusion reactions, as well as potentially reducing nerve damage and overcoming resistance to conventional taxanes, tesetaxel may offer important new treatment options for patients with gastric cancer.  We look forward to rapidly confirming the initial promising data and progressing to pivotal trials that may enable global registration.”

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Tesetaxel is a novel taxane that is administered by mouth as a capsule.  The drug was developed with a goal of maintaining the high antitumor activity while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is combined with other anticancer drugs (such as “all oral” chemotherapy programs).  Tesetaxel has demonstrated high activity against cell lines that were resistant to paclitaxel and docetaxel.

As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes.  Moreover, unlike other oral taxanes that have been developed, nerve damage has not been a prominent side effect of tesetaxel.  Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.  More than 280 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials.

Tesetaxel in Advanced Gastric Cancer

In the completed Phase 2 study, 35 patients with advanced gastric cancer were treated with tesetaxel at doses ranging from 27 to 35 mg/m2 once every three weeks.  All patients had received extensive prior treatment, having failed a combination regimen that included cisplatin plus 5-fluorouracil or capecitabine (Xeloda®; Hoffmann-La Roche, Inc.).  All but 2 of these patients had also received a third chemotherapy drug along with this regimen.  Final intent-to-treat analysis, including all patients enrolled in the study, showed that 5 patients achieved a partial response, 2 patients achieved a partial response unconfirmed by CT scan, and 14 patients achieved stable disease, for an overall major response rate of 20% and a disease-control rate of 60%.  The most serious adverse reaction was Grade 3-4 neutropenia, which occurred in 57% of patients.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta has initiated a broad clinical program to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  In the U.S., Genta is exclusively marketing Ganite® (gallium nitrate injection), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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